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                                                                       EXHIBIT F

                    CENTERPOINT ENERGY, INC. AND SUBSIDIARIES
                      INVESTMENT IN FINANCING SUBSIDIARIES
                               AS OF JUNE 30, 2004
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
Utility Holding Company
     10054 CenterPoint Energy Capital Trust II                (1)        3,194,584
     10129 CenterPoint Energy Trust I                         (1)       11,550,155
     10181 CenterPoint Energy Investment Management, Inc.              711,925,335

CenterPoint Energy Resources Corp.
     10381 CenterPoint Energy Resources Trust                 (1)        5,424,565
     10375 CenterPoint Energy Gas Receivables, LLC            (2)       48,751,001
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(1) Under GAAP accounting (FIN 46), the Trust subsidiaries are deconsolidated from CenterPoint Energy Inc and CenterPoint Energy Resources Corp financial statements as of December 31, 2003, forward.

(2) CenterPoint Energy Gas Receivables is a subsidiary that began activity in November 2002.